Exhibit 2.k.1

                               REFERRAL AGREEMENT


         This Referral Agreement (this "Agreement") is made between American Capital Strategies, Ltd. ("ACS"), a Delaware corporation and the Riggs Bank N.A, (the "Referral Party").

         ACS is a diversified financial services firm engaged in, among other activities, the business of providing financing for commercial borrowers. ACS desires to be introduced to prospective loan and other investment opportunities, and the Referral Party desires to submit such opportunities to ACS for ACS's consideration.

         In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally and equitably bound, hereby agree as set forth below.

         Section 1.  Terms of Engagement.

         (a) Introduction and Acceptance of Investment Opportunities. The Referral Party shall introduce to ACS any loan or other investment opportunity that the Referral Party reasonably believes will satisfy ACS's established investment criteria or designated product line (each such prospective loan or other investment opportunity, an "Investment Opportunity") by timely delivery to ACS of a written description of an Investment Opportunity. Within ten (10) business days after receipt of a written description of an Investment Opportunity from the Referral Party, ACS will notify the Referral Party as to whether or not ACS intends to pursue the Investment Opportunity. If ACS so accepts the Investment Opportunity, then the following terms of this Agreement shall control; if not so accepted, then the Referral Party may refer the Investment Opportunity to other lenders.

         (b) Due Diligence; Discretion. ACS will, to the extent it deems necessary, perform its own due diligence investigation regarding each Investment Opportunity, and ACS may enlist the Referral Party's assistance in gathering information about the Investment Opportunity and in preparing transaction write-ups, in addition to the information provided pursuant to Subsection (a) above. Notwithstanding any other provisions of this Agreement, ACS may, in its absolute discretion, refuse to consider any Investment Opportunity.

         Section 2. Compensation. For each Investment Opportunity ACS accepts and thereafter actually closes and funds, ACS will pay to the Referral Party the amounts stated to be payable in accordance with the provisions set forth in the Loan Fee Schedule and the Payment Schedule of Schedule A hereto. The Referral Party shall not receive any commission, brokerage, finder's or other fee or compensation from the borrower or other beneficiary in connection with any such Investment Opportunity without ACS's prior written consent.


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         Section 3.  Covenants

         (a) Standards of Operation. The Referral Party shall at all times during the term of this Agreement operate the Referral Party's business in compliance with all applicable laws, rules and regulations and shall maintain all licenses or other authorizations necessary for the operation of each business. The Referral Party will not knowingly operate the Referral Party's business in any way which adversely reflects upon ACS.

         Similarly, ACS shall at all times during the term of this Agreement operate its business in compliance with all applicable laws, rules and regulations and shall maintain all licenses or other authorizations necessary for the operation of such business. ACS will not knowingly operate ACS's business in any way which adversely reflects upon the Referral Party.

         (b) No Transfers. Neither this Agreement nor the Referral Party's rights and duties hereunder may be sold, assigned or delegated by the Referral Party without the prior written consent of ACS.

         Neither this Agreement nor ACS's rights and duties hereunder may be sold, assigned or delegated by ACS without the prior written consent of the Referral Party.

         (c) Confidentiality. The Referral Party shall at all times use and maintain in confidence any proprietary materials provided to the Referral Party from ACS. For this purpose, "proprietary materials" does not include the name of a borrower or the amount and the terms of a loan introduced by the Referral Party and funded by ACS unless specifically indicated to the contrary by ACS.

         ACS shall at all times use and maintain in confidence any proprietary materials provided to ACS from the Referral Party.

         (d) Independent Status. The Referral Party shall at all times be an independent contractor hereunder, rather than a co-venturer, agent, employee, franchisee or representative of ACS. The Referral Party shall work independently without supervision by ACS, shall be responsible for its own taxes, shall not be required to work on a continuing daily basis or on any specific work schedule and shall not be provided with office space or administrative support by ACS. ACS hereby acknowledges and agrees that the Referral Party may engage in other businesses and ventures.

         (e) Indemnification. Each of the Referral Party and ACS shall indemnify, defend and hold harmless the other from and against any and all losses claims, damages, liabilities and expenses whatsoever, joint or several, as incurred, as to which such other party may become subject under any applicable federal or state law or otherwise, related to or arising out of or based upon any act or omission of the Referral Party or ACS, as the case may be, in connection with a breach or misrepresentation or omission by such party of such party's obligations hereunder or the representations contained herein or in connection with any

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transactions contemplated hereby, and will reimburse the other party for all legal or other expenses (including, without limitation, attorney's fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such other party is a named party in any such claim, action or proceeding; provided, however, that no party shall have liability to the other to the extent that any such loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such other party's willful misconduct or gross negligence.

         Section 4.  Duration of Agreement.

         (a) Term. This Agreement shall take effect as of the date of execution and shall remain in effect for one year from date of execution. Thereafter, the term of this Agreement may be renewed for an additional one year period if agreed to in writing by both parties.

         (b) Termination. Notwithstanding any other provisions hereof, either party may terminate this Agreement upon sixty days' prior written notice to the other party. The Referral Party's right to receive any compensation pursuant to an Investment Opportunity presented by the Referral Party and duly accepted by ACS before such termination shall remain undiminished by any such notice of termination.

         Section 5.  Miscellaneous.

         (a) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, if to the Referral Party at the address listed in Schedule A hereto, and if to ACS to its office located at 3 Bethesda Metro Center, Suite 860, Bethesda, Maryland 20814.

         (b) Governing Law. This Agreement, including any exhibits hereto, shall be construed in accordance with and governed by the laws of the District of Columbia, without regard to its principles of conflicts of law. Venue for any adjudication hereof shall be only in the courts of the District of Columbia or the federal courts in the District of Columbia, the jurisdiction of which courts both parties hereby consent to as the agreement of the parties, as not inconvenient and as not subject to review by any court other than such courts in the District of Columbia. Both parties intend and agree that the courts of the jurisdictions in which the Referral Party conducts business should afford full faith and credit to any judgment rendered by a court of the District of Columbia against the Referral Party, and should hold that the District of Columbia courts have jurisdiction to enter a valid, in personam judgment against the Referral Party. The Referral Party agrees that service of any summons and/or complaint, and other process which may be served in any action, may be may be made by mailing via registered mail or delivering a copy of such process to the Referral Party at its address specified below, and the Referral Party agrees that this submission to jurisdiction to consent to service of process are reasonable and made for the express benefit of ACS.

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         (c) Waiver of Jury Trial. Each party to this Agreement agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of any party on or with respect to this Agreement which in any way related, directly, or indirectly, to the subject matter hereof or any event, transaction or occurrence arising out of or in any way connected with this Agreement or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. The Referral Party acknowledges and agrees that this Section is a specific and material aspect of this Agreement between the parties and that ACS would not enter into this Agreement with the Referral Party if this waiver of jury trial section were not a part of this Agreement.

         (d) Entire Agreement; Modifications and Waivers; Severability. This Agreement represents the entire agreement and understanding by and between ACS and the Referral Party with respect to the services herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time. In the event any provision contained herein shall be held to be invalid, illegal or unenforceable, it shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless to do so would cause this Agreement to fail of its essential purpose.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement
as of                  , 19 .

                                            American Capital Strategies, Ltd.

                                            By:
                                               ------------------------------
                                               Name:
                                               Title:

                                            REFERRAL PARTY

                                            By:
                                               -------------------------------
                                               Name:  Margaret Mary Scelzo
                                               Title: Senior Vice President



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                        SCHEDULE A TO REFERRAL AGREEMENT


Name of Referral Party:                     Riggs Bank N.A.

Address, including telephone and telecopy numbers, of Referral Party's principal place of business:


                                            808 17th Street, N.W.
                                            Washington, D.C. 20006
                                            Telephone: (202) 835-5082
                                            Telecopy: (202) 835-5982




                          LOAN FEE AND PAYMENT SCHEDULE

Presentation of summary memo with financial statements:  1/2%

An application packages includes sufficient information for American Capital Strategies, Ltd. to follow up with the applicant. The Referral Party shall submit, when applicable, a one or two page summary memorandum, applicant's financial statements, and other selected information.


All fees paid at time of initial closing on loan, based on the total committed amount.

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